July 18, 2002



Brandmakers, Inc.
140 Satellite Blvd., Ste. C
Suwannee, GA. 30024

     Re:  Brandmakers, Inc.
          2002 Consulting Services Agreement

Ladies and Gentlemen:

     I have reviewed and am familiar with the referenced agreement, and the Articles of Incorporation and bylaws of Brandmakers, Inc. In my opinion, upon sale pursuant to an effective Registration Statement on Form S-8, the securities to be issued under the agreement will be validly issued, fully paid and nonassessable. I hereby consent to the inclusion of my opinion in such Registration Statement on Form S-8.

                                            Sincerely,

                                            THOMAS P. MCNAMARA, P.A.


                                            By:  /s/ Thomas P. McNamara
                                                 ----------------------
                                                 Thomas P. McNamara